UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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CPI CORP.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
RAMIUS ENTERPRISE MASTER FUND LTD
STARBOARD VALUE & OPPORTUNITY FUND, LLC
RAMIUS MERGER ARBITRAGE MASTER FUND LTD
RAMIUS MULTI-STRATEGY MASTER FUND LTD
RAMIUS LEVERAGED MULTI-STRATEGY MASTER FUND LTD
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
PETER A. FELD
JOSEPH C. IZGANICS

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Ramius Value and Opportunity Master Fund Ltd, an affiliate of Ramius LLC (“Ramius”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2009 annual meeting of stockholders of CPI Corp., a Delaware corporation.

On June 25, 2009, Ramius issued the following press release:

RAMIUS SENDS LETTER TO CPI CORP. STOCKHOLDERS

New York – June 25, 2009 – RCG Starboard Advisors, LLC, a subsidiary of Ramius LLC (collectively, “Ramius”), today announced that it has mailed the following letter to the stockholders of CPI Corp. (“CPI” or the "Company”) (NYSE: CPY). Ramius is the largest stockholder of CPI, owning approximately 23% of the Company’s outstanding shares of Common Stock.  Ramius’ nominees for election at the Annual Meeting include Peter A. Feld, a Ramius representative and an existing Director of CPI, and Joseph Izganics, a new independent director nominee with extensive experience in the retail industry.

The full text of the letter follows:

June 25, 2009

Dear Fellow CPI Corp. Stockholder:

The Ramius Group is the largest stockholder of CPI and has been one of the largest stockholders of the Company for the last five years.  Ramius currently owns approximately 23% of the total common stock outstanding and we believe our interests are completely aligned with the best interests of all stockholders.  Our objective for CPI has not changed since the inception of our investment – achieve maximum long-term value for our shares.  We are asking for your support to help us achieve this unified goal.   Please support our efforts to improve the board by voting the GOLD proxy.

We firmly believe that the current Board is no longer acting with the best interests of ALL stockholders in mind.  Instead, we believe the current Board is allowing Knightspoint Partners, a 3.5% stockholder, to exert undue influence over the Company.  Contrary to the Company’s assertions, we are not looking to control CPI.  We are merely looking to compose a fair and balanced Board with the appropriate mix of independent directors with relevant industry experience and direct stockholder representatives whose interests are aligned with all stockholders.

Do not be fooled or misled into voting for the Company’s proposed slate.  The Company’s slate includes nominees who are heavily influenced by Knightspoint and are not acting independently with the best interests of all stockholders in mind.  Ramius has been working hard to create value on the Board of CPI for over five years and, as the Company’s largest shareholder, our interests are directly aligned with yours.

We are seeking your support to elect only two directors at the Company’s July 8, 2009 Annual Meeting: Peter A. Feld, a Ramius representative and an existing Director of CPI; and Joseph Izganics, a new independent director nominee with extensive experience in the retail industry.  The election of these two individuals would create a new Board composed of one (1) Ramius direct representative, one (1) Knightspoint direct representative, and four (4) independent directors, three (3) of whom have relevant industry expertise.  This compares to the Company’s slate which would result in a Board composed of no Ramius direct representative, two (2) Knightspoint direct representatives, and four (4) independent directors, only two (2) of which have relevant industry experience.

The table below specifically outlines the candidates who would be elected if stockholders vote on Ramius’ GOLD Proxy Card in accordance with Ramius’ recommendations and on the Company’s White Proxy Card in accordance with the Company’s recommendation.

Help us bring balance and true stockholder representation to the CPI Board.  If elected, we will be your advocate in the boardroom.  Help us reduce the undue influence that Knightspoint has over the Company, while at the same time bringing desperately needed retail experience to the Board.  Vote your GOLD proxy today, by phone or Internet by following the instructions on the enclosed GOLD card, or by signing, dating and returning it today in the envelope provided.

KNIGHTSPOINT’S OBJECTIVES AT CPI HAVE CHANGED

OUR INTERESTS ARE STILL ALIGNED WITH YOURS

In 2003, Ramius, along with Knightspoint Partners, founded by David Meyer and Michael Koeneke, agreed to an investment in CPI Corp.  We recognized the opportunity to increase earnings and improve stockholder value by exiting non-core businesses and by substantially reducing costs.  In March 2004, Ramius and Knightspoint completed a consent solicitation that resulted in the removal of seven incumbent directors and the election of six new directors.  As a new Board, the group replaced certain members of the prior management team, including the CEO, restructured the business, converted the studios to a digital platform, and purchased the assets of PCA out of bankruptcy to expand into Wal-Mart.  These changes resulted in an improvement in EBITDA from $25 million in fiscal year 2005 to $41 million in fiscal year 2009.

At the time of our initial investment in CPI, Knightspoint’s objective for its own firm was to build an investment business based on developing a track record of successful investments.  Knightspoint specifically wanted to invest alongside Ramius given its reputation in the investment community and long-standing track record of delivering value to its clients.  Unfortunately, Knightspoint was unable, to our knowledge, to build a material investment business after a series of failed investments.  Unfortunately for CPI stockholders, Knightspoint’s failure to build its investment business has caused Knightspoint to change its interest in CPI from an investment opportunity into a career opportunity.  Over the last two years, Mr. Meyer and Mr. Koeneke reaped compensation of $2.2 million from CPI for providing part-time consulting “services” even while the stock price fell 74%.

Ramius on the other hand has continued its long tradition of fulfilling its commitments to improve stockholder value.  We still view CPI as an investment, and one which we believe could still generate substantial returns for all stockholders.  However, we believe that in order for stockholders to realize the full value of their CPI investment, we must elect a Board composed of nominees that (i) have the necessary experience and skill sets to help CPI transform itself into a best of breed specialty retailer and (ii) provide for fair and balanced stockholder representation.

We are not seeking control of the Board.  Since we only proposed two candidates, Peter Feld and Joseph Izganics, you will have the ability to vote on Ramius’ GOLD proxy card for a full slate of directors to include our two director nominees and the Company’s four director nominees who Ramius believes are the most qualified to serve your best interests.  We believe our director nominees offer stockholders significantly more balance and retail expertise than the status quo.  We urge you to vote your shares on the enclosed GOLD proxy card today.

WE WANT STOCKHOLDERS TO HAVE ALL THE FACTS REGARDING THIS
ELECTION CONTEST BEFORE MAKING A FINAL DECISION ON HOW TO VOTE

PLEASE CONSIDER THE FOLLOWING:

They claim that “Ramius offers no new ideas, plans or strategies and, indeed, acknowledges that the Company is performing well”

The Facts:  Ramius has been an active participant on the Board of CPI for over five years and has played a crucial role in helping to guide and oversee the strategy of the Company including the initiatives being implemented today.  This election contest is not about high-level business strategy, it is about ensuring the Board has the appropriate skill sets to oversee the successful implementation of these strategies in order to drive improved performance at CPI.

Ramius has continually expressed its concerns surrounding the negative sittings trends and the need for improved field execution at the Company to stem these losses.  In fact, the Ramius director was instrumental in pushing the Company to identify and hire a new head of field operations.  To date, CPI has been able offset these declines in sittings through increases in price.  However, the recent material decline in sales at Sears confirms our view that raising prices can only benefit the Company in the short term.  Once prices hit a ceiling and start to fall, CPI faces both a decline in sittings as well as prices, which magnifies the drop in sales and hurts operating profits.  In order for the Company to truly address this problem, it must add experienced retail executives to the Board that can help to institute retail best practices and stabilize sittings.  These include:

•	Enhancing the relationship and cross-promotion activities with the hosts
•	Enriching the customer experience
•	Improving field execution
•	Strengthening the quality of the marketing and loyalty programs

We firmly believe that stronger retail experience on the Board would help drive all of these initiatives and significantly improve the long-term profitability and value of CPI.  The current board’s lack of retail experience prohibits it from adequately addressing these retail-specific problems.  Our nominees have the experience necessary to help oversee the implementation of these strategies.

They claim that “Ramius’ two nominees are substantially less qualified than your board’s nominees” and that “Mr. Izganics is a former field employee of Home Depot”

The Facts: Both Mr. Feld and Mr. Izganics are highly qualified to represent your best interests on the Board and will bring substantially more value to the Board than both of the Company’s nominees, Mr. Koeneke and Mr. White.

Joseph Izganics
To characterize Mr. Izganics prior role at Home Depot as a field employee is truly laughable.  In reality, Mr. Izganics was one of the most senior people in all of Home Depot and was instrumental in driving and improving the stockholder value at the Company for 20 years.  As one of only three Division Presidents, Mr. Izganics was directly responsible for over $20 billion in sales and 110,000 associates. Mr. Izganics is widely credited at Home Depot for:

•	Developing and implementing operational and merchandising programs company wide that enhanced the customer experience within the store
•	Implementing processes that improved capital allocation and return on invested capital (ROIC) to the highest in company history
•	Developing and implementing marketing campaigns that increased consumer and associate awareness to record levels
•	Pioneering two store prototypes that dramatically improved sales per square foot and profitability throughout Home Depot

Mr. Izganics’ significant accomplishments at Home Depot demonstrate his considerable skill at operating a best of breed retail business which is directly applicable to addressing the critical business issues facing CPI.  We believe Mr. Izganics would represent a significant upgrade to the quality of the professionals on the CPI Board.

Mr. Feld

Mr. Feld is a Managing Director at Ramius LLC, an investment management firm which oversees more than $7 billion of assets.  Mr. Feld has been instrumental in the success of Ramius.  Mr. Feld has strong expertise in corporate finance, restructuring, investment banking, and corporate governance.  He has been a director of CPI since July 2008.  During his time on the Board, Mr. Feld:

•
Recognized the lack of retail expertise on the Board and pushed for the process that ultimately resulted in Michael Glazer, the Company’s only director with relevant retail experience, being appointed to the Board. Without Mr. Feld’s hard work, we firmly believe the board would still be comprised of zero members with relevant retail expertise

•	Led an initiative to re-evaluate field compensation practices which resulted in field personnel having the opportunity to earn substantially more money by meeting certain financial goals
•
Upon joining the Board, Mr. Feld recognized the clear need for the current directors to spend more time in the studios. Mr. Feld urged directors to contact their closest district managers and go through the Company’s score cards and analytics to better understand the business

•	Negotiated a lower compensation package for Mr. Meyer’s consulting “services,” despite Mr. Koeneke’s insistence that Mr. Meyer be paid substantial compensation for part-time work

On the other hand, Michael Koeneke and Turner White provide little incremental value to the Board.

Michael Koeneke:

•	Has no retail experience
•	Negotiates Mr. Meyer’s compensation through his active participation on the Compensation Committee
•	Collects significant compensation through Board fees and his potential participation in Mr. Meyer’s CPI compensation through the Knightspoint partnership
•	Is one of two direct representatives of Knightspoint Partners, a 3.5% stockholder

We believe that Mr. Meyer brings ample M&A experience to the Board of CPI and the Company could access any of Mr. Koeneke’s relevant M&A relationships through Mr. Meyer’s partnership with Mr. Koeneke.  Therefore Mr. Koeneke’s limited skill set is redundant on the CPI Board.

Turner White:

•	Has no retail experience
•	Has limited financial experience
•	Knightspoint recommended director
•	As head of the Compensation Committee has proposed and supported Mr. Meyer’s generous compensation packages for part-time work

We strongly believe that the Ramius nominees, Peter Feld and Joseph Izganics, are far more qualified than Michael Koeneke and Turner White to represent the best interests of all stockholders.  The composition of the Board proposed by Ramius is balanced, fair, and offers the right mix of stockholder representation and retail industry expertise.

They claim that Ramius’ purpose in this election contest is to seek additional representation and influence over the Company.

The Facts: Ramius’ proposal does not include any new candidates to the Board that are directly affiliated with Ramius.  Mr. Feld is already an incumbent member of the Board.  The other Ramius nominee, Mr. Izganics, was identified through a third-party search firm and has absolutely no prior connection to Ramius or its affiliates.  Ramius’ only desire throughout this contest is to create a more balanced, independent, and experienced Board that is free from the undue influence of Knightspoint Partners.  The changes to the Board that Ramius has proposed would create a Board comprised of four independent directors, three of whom have relevant retail experience; one direct Knightspoint representative; and one direct Ramius representative.

On the other hand, Knightspoint has continued to assert additional influence on the Board of CPI.  The Company’s proposed Board includes five out of six directors that are either directly affiliated with Knightspoint or previously recommended by Knightspoint, despite their only owning 3.5% of the Company, and only two directors with any retail experience.  We believe these two directors would not have been added to the Board without our outspoken concerns on the failure of the Board to address this obvious weakness.

In addition, over the past two years, both Mr. Meyer and Mr. Koeneke have received compensation totaling over $2.2 million for providing part-time consulting “services”, while the stock declined by 74%.  This pay package represents almost as much as the CEO, CFO, and all other board members earned combined.  Stockholders need to seriously question Knightspoint’s influence over CPI.

They claim that the Company is at the “forefront of corporate governance” and that “the Board is structured for robust debate.”

The Facts: All aspects of the Company’s corporate governance are called into question by Knightspoint Partners’ outsized and undue influence in the boardroom.  The fact that Mr. Koeneke is allowed to serve on the Compensation Committee and determine his partner’s compensation is appalling and represents a material conflict of interest.  This unchecked behavior has resulted in David Meyer and Michael Koeneke personally profiting $2.2 million over the last two years while the stock declined by 74%.  Ask yourself why David Meyer, acting as non executive Chairman and providing part-time consulting “services” to CPI, makes substantially more than the full time CEO of the Company?

The Company also falsely states that Ramius has always endorsed Mr. Meyer’s compensation arrangements as Chairman and “were in every instance determined and approved unanimously by the entire Board (including the Ramius Group representative).” In 2008, Mark Mitchell, the Ramius director representative at the time, voted AGAINST Mr. Meyer’s proposed compensation arrangement for “services” for 2007.  He did so on the basis that the compensation awarded to the Chairman should be evaluated in the context of what other executives received and that he thought the level proposed was not warranted in light of the performance of the Company and the stock.  However, due to Knightspoint’s undue influence over the Board, Mr. Mitchell was over-ruled.

The Company also fails to mention that the Company’s outside counsel, Stanley H. Meadows, also represents Knightspoint Partners as its outside counsel, and to our knowledge, has a long-standing relationship with Mr. Meyer and his family.  We seriously question the independence of the advice the Board receives from Mr. Meadows, which includes his role in the Company’s settlement discussions as well as his view that Mr. Meyer is “independent,” despite the fact that Mr. Meyer receives material compensation from the Company in excess of NYSE independence standards.  Further, the material relationship between Mr. Meyer and Mr. Meadows is itself a factor to be considered in any determination of whether Mr. Meyer is “independent” in accordance with NYSE standards1.  To our knowledge, Mr. Meadows has never advised the CPI Board about Section 303A.02 of the NYSE Listed Company Manual.

They claim that Ramius tried to force a desperation sale of the Company.

The Facts: This allegation is highly misleading and the Company is trying to further its own agenda by telling you only what it wants you to hear.  Specifically, during the period between September 2008 and February 2009, the Company came precariously close to breaching a bank covenant that required minimum EBITDA of $50 million.  A covenant breach could have triggered a mandatory repayment of all outstanding debt at a time when the credit markets were effectively shut down and refinancing could have proved extraordinarily difficult.  Mr. Feld, in doing the prudent thing to protect stockholder value, encouraged the Board of CPI to evaluate any and all strategic and financial options in the event that the Company’s lenders were unreasonable.  To characterize his actions in any other manner is frankly disingenuous and merely serves to inappropriately distract stockholders from the significant governance issues that we have highlighted.

1 Per Section 303A.02 of the NYSE Listed Company Manual (Independence Tests), “In particular, when assessing the materiality of a director's relationship with the listed company, the board should consider the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.”

They claim that Ramius has “pressed for gaining liquidity” for its investment in reference to the 10b-5 trading plan that Ramius filed with the Securities and Exchange Commission on January 23, 2009.

The Facts: Alleging that the small amount of stock that Ramius has sold, after continuing to be invested in the Company as one of its largest stockholder for over five years, somehow demonstrates our interest in gaining liquidity for our entire investment is highly misleading.  In fact, the purpose of the plan is merely to allow Ramius to rebalance its portfolios, and the shares subject to the plan represent but a small minority of our total position.  Ramius continues to own over 1.6 million shares, representing over 23% of the outstanding shares, and expects to remain the largest stockholder of the Company for the foreseeable future, as long as the Company is properly governed.  This compares to the 102,321 shares directly purchased by Knightspoint Partners, representing less than 1.5% of shares outstanding.  Any implication that our interests are somehow not aligned with those of all stockholders of CPI Corp. is simply false.  We are committed to the long-term success of CPI and will continue to fight for the best interests of all stockholders.

DO NOT BE MISLED – CPI NEEDS A NEWLY CONSTITUTED BOARD THAT IS
DETERMINED TO OVERSEE THE COMPANY FOR THE BENEFIT OF ALL
STOCKHOLDERS

YOU HAVE THE OPPORTUNITY TO ELECT DIRECTORS THAT WILL ENSURE
YOUR BEST INTERESTS ARE REPRESENTED IN THE BOARDROOM

Please do not be misled by the Company’s attempt to distract you from the real issues facing CPI.  Ramius’ sole objective is to create a more balanced and experienced Board that is aligned with the best interests of all stockholders.

Please vote for Mr. Feld and for Mr. Izganics on the enclosed GOLD proxy card.  We offer you the opportunity to elect to the CPI boardroom stockholder representatives committed to building the value of your investment.  In the meantime, we urge you NOT to return any WHITE proxy card CPI sends you.

We look forward to your support at the 2009 Annual Meeting.

Best Regards,

/s/ Mark R. Mitchell

Mark R. Mitchell
Partner
Ramius LLC

About Ramius LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

Media Contact:

Peter Feld

Ramius LLC

(212) 201-4878

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Ramius Value and Opportunity Master Fund Ltd (“Value and Opportunity Master Fund”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of a slate of director nominees at the 2009 annual meeting of stockholders of CPI Corp., a Delaware corporation (the “Company”).

VALUE AND OPPORTUNITY MASTER FUND ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in this proxy solicitation are Value and Opportunity Master Fund, Ramius Enterprise Master Fund Ltd (“Enterprise Master Fund”), Starboard Value & Opportunity Fund, LLC (“Starboard Value & Opportunity Fund”), Ramius Merger Arbitrage Master Fund Ltd (“Merger Arbitrage Master Fund”), Ramius Multi-Strategy Master Fund Ltd (“Multi-Strategy Master Fund”), Ramius Leveraged Multi-Strategy Master Fund Ltd (“Leveraged Multi-Strategy Master Fund”), Ramius Advisors, LLC (“Ramius Advisors”), RCG Starboard Advisors, LLC (“RCG Starboard Advisors”), Ramius LLC (“Ramius”), C4S & Co., L.L.C. (“C4S”), Peter A. Cohen (“Mr. Cohen”), Morgan B. Stark (“Mr. Stark”), Thomas W. Strauss (“Mr. Strauss”), Jeffrey M. Solomon (“Mr. Solomon”), Peter A. Feld (“Mr. Feld”) and Joseph C. Izganics (“Mr. Izganics”).

As of the date hereof, Value and Opportunity Master Fund beneficially owned 797,988 shares of Common Stock, Starboard Value and Opportunity Fund beneficially owned 212,040 shares of Common Stock, Merger Arbitrage Master Fund beneficially owned 192,000 shares of Common Stock, Leveraged Multi-Strategy Master Fund beneficially owned 29,213 shares of Common Stock, Multi-Strategy Master Fund beneficially owned 179,614 shares of Common Stock and Enterprise Master Fund beneficially owned 202,054 shares of Common Stock.  As of the date hereof, RCG Starboard Advisors (as the investment manager of Value and Opportunity Master Fund and the managing member of Starboard Value and Opportunity Fund) is deemed to be the beneficial owner of the (i) 797,988 shares of Common Stock owned by Value and Opportunity Master Fund and (ii) 212,040 shares of Common Stock owned by Starboard Value and Opportunity Fund.  As of the date hereof, Ramius Advisors (as the investment advisor of Multi-Strategy Master Fund, Merger Arbitrage Master Fund, Leveraged Multi-Strategy Master Fund and Enterprise Master Fund) is deemed to be the beneficial owner of the (i) 179,614 shares of Common Stock owned by Multi-Strategy Master Fund, (ii) 192,000 shares of Common Stock owned by Merger Arbitrage Master Fund, (iii) 29,213 shares of Common Stock owned by Leveraged Multi-Strategy Master Fund, and (iv) 202,054 shares of Common Stock owned by Enterprise Master Fund.  As of the date hereof, Ramius (as the sole member of each of RCG Starboard Advisors and Ramius Advisors), C4S (as the managing member of Ramius) and Messrs. Cohen, Stark, Strauss and Solomon (as the managing members of C4S) are deemed to be the beneficial owners of the (i) 797,988 shares of Common Stock owned by Value and Opportunity Master Fund, (ii) 212,040 shares of Common Stock owned by Starboard Value and Opportunity Fund, (iii) 179,614 shares of Common Stock owned by Multi-Strategy Master Fund, (iv) 192,000 shares of Common Stock owned by Merger Arbitrage Master Fund, (v) 29,213 shares of Common Stock owned by Leveraged Multi-Strategy Master Fund, and (vi) 202,054 shares of Common Stock owned by Enterprise Master Fund.  Messrs. Cohen, Stark, Strauss and Solomon share voting and dispositive power with respect to the shares of Common Stock owned by Value and Opportunity Master Fund, Starboard Value and Opportunity Fund, Multi-Strategy Master Fund, Merger Arbitrage Master Fund, Leveraged Multi-Strategy Master Fund and Enterprise Master Fund by virtue of their shared authority to vote and dispose of such shares of Common Stock.

As of the date hereof, Mr. Feld holds 5,252 shares of restricted stock awarded under the Company’s Omnibus Incentive Plan that vest in full on February 6, 2010.  As of the date hereof, Mr. Izganics directly owns 500 shares of Common Stock.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this proxy solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants.  Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.